UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

iShares Trust / iShares MSCI Europe Financials ETF
(Name of Issuer)

Exchange Traded Funds
(Title of Class of Securities)

464289180
(CUSIP Number)

April 30, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 464289180	13G	Page 2 of 14

1	NAMES OF REPORTING PERSONS
THE BESSEMER GROUP, INCORPORATED*

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,456,159 shares

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,456,159 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,456,159 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.76%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

*	The shares reported on this page are the aggregate of the shares reported on pages 3, 4, 5 and 6, as The Bessemer Group Incorporated is the parent of the other reporting persons.

CUSIP No. 464289180	13G	Page 3 of 14

1	NAMES OF REPORTING PERSONS
BESSEMER TRUST COMPANY

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,945 shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,945 shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,945 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BK

CUSIP No. 464289180	13G	Page 4 of 14

1	NAMES OF REPORTING PERSONS
BESSEMER TRUST COMPANY OF FLORIDA

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
106,229 shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
106,229 shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
106,229 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.36%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BK

CUSIP No. 464289180	13G	Page 5 of 14

1	NAMES OF REPORTING PERSONS
BESSEMER TRUST COMPANY OF DELAWARE, NATIONAL ASSOCIATION

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
38,687 shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
38,687 shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,687 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.13%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BK

CUSIP No. 464289180	13G	Page 6 of 14

1	NAMES OF REPORTING PERSONS
BESSEMER TRUST COMPANY, NATIONAL ASSOCIATION*

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
425,298 shares

	6	SHARED VOTING POWER
2,880,000 shares

	7	SOLE DISPOSITIVE POWER
425,298 shares

	8	SHARED DISPOSITIVE POWER
2,880,000 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,305,298 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.24%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BK

*
The shares reported on this page include: (i) the shares reported on page 7, as Bessemer Trust Company, National Association is the investment adviser of the other reporting person; and (ii) on page 8, as Bessemer Trust Company, National Association is the parent of the other reporting person.

CUSIP No. 464289180	13G	Page 7 of 14

1	NAMES OF REPORTING PERSONS
OW (CAYMAN) LARGE CAP STRATEGIES SP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
24,470 shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
24,470 shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,470 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.08%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 464289180	13G	Page 8 of 14

1	NAMES OF REPORTING PERSONS
BESSEMER INVESTMENT MANAGEMENT LLC*

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,880,000 shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,880,000 shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,880,000 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

*	The shares reported on this page are the same shares reported on page 9, as Bessemer Investment Management LLC is the investment adviser of the other reporting person.

CUSIP No. 464289180	13G	Page 9 of 14

1	NAMES OF REPORTING PERSONS
OLD WESTBURY LARGE CAP STRATEGIES FUND

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,880,000 shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,880,000 shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,880,000 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IV

CUSIP No. 464289180	13G	Page 10 of 14

ITEM 1.
(a)	Name of Issuer: iShares Trust / iShares MSCI Europe Financials ETF

(b)	Address of Issuer's Principal Executive Offices:

c/o BlackRock Investments, LLC
1 University Square Drive
Princeton, NJ 08540

ITEM 2.

(a), (b) and
(c)          Name of Person Filing:
The Bessemer Group, Incorporated (“BGI”) as a parent holding company, Bessemer Trust Company (“BTCO”) as a bank,
Bessemer Trust Company of Florida (“BTF”) as a trust company, Bessemer Trust Company of Delaware, National Association (“BTDEL”) as a trust company, Bessemer Trust Company, National Association (“BTNA”) as a bank and a parent, OW (Cayman) Large Cap Strategies SP (“Large Cap SP”), Bessemer Investment Management LLC (“BIM”) as a registered investment adviser, and Old Westbury Large Cap Strategies Fund (“OWLSX”). BTCO, BTDEL, BTF and BTNA are wholly-owned by BGI. BTNA is the investment adviser to Large Cap SP and may be deemed to control Large Cap SP. BIM is a wholly-owned subsidiary of BTNA and is the investment adviser to OWLSX. BTNA may be deemed to control BIM and BIM may be deemed to control OWLSX.

BTCO, BTDEL, BTF and BTNA are banks and trust companies that manage accounts for the benefit of others. BIM is a registered investment adviser that furnishes investment advisory services to OWLSX. The holders of the securities referred to in this statement are BTF, BTNA, BTDEL and BTCO, Large Cap SP, and OWLSX.

BGI and BTCO each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTFL has its principal office at 222 Royal Palm Way, Palm Beach, FL 33480. BTDEL has its principal office at 20 Montchanin Road, Suite 1500, Wilmington, DE 19807. BTNA and BIM each has its principal office at 630 Fifth Avenue, New York, NY 10111. OWLSX has its principal office at 760 Moore Road, King of Prussia, Pennsylvania 19406. Large Cap SP has its registered office at Cricket Square, Elgin Avenue, George Town, Grand Cayman, Cayman Islands.

BGI is a corporation organized under the laws of Delaware. BTCO is a state bank organized under the laws of New Jersey. BTFL is a trust company organized under the laws of Florida. BTDEL is a trust company organized under the laws of the United States of America. BTNA is a national bank organized under the laws of the United States of America. BIM is a limited liability company organized under the laws of Delaware and a registered investment adviser. OWLSX is a series of Old Westbury Funds, Inc., a Maryland corporation and an open-end investment company registered under the Investment Company Act of 1940. Large Cap SP is a segregated portfolio of Old Westbury (Cayman) Funds SPC, a Cayman Islands exempted company registered with the Cayman Islands Monetary Authority as a mutual fund.

(d) Title of Class of Securities:  Exchange Traded Funds

(e) CUSIP Number:  464289180

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b)	☒	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c), AS TO BTNA, BTDEL, BTFL and BTCO
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☒
Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8), AS TO OLD WESTBURY LARGE CAP STRATEGIES FUND and OW (CAYMAN) LARGE CAP STRATEGIES SP (a Cayman Islands mutual fund).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E); AS TO BIM
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G), AS TO BGI
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____

CUSIP No. 464289180	13G	Page 11 of 14

ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 3,456,159 shares

(b)	Percent of class: 11.76%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 3,456,159 shares

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,456,159 shares

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240 13d3(d)(1).

ITEM 5.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

NOT APPLICABLE

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE

CUSIP No. 464289180	13G	Page 12 of 14

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Items 1 and 12 of pages 3 through 9 of this Statement are incorporated herein by reference.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

ITEM 10.	CERTIFICATIONS

(a)	The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

[SIGNATURE PAGE FOLLOW]

CUSIP No. 464289180	13G	Page 13 of 14

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated May 4, 2020

THE BESSEMER GROUP, INCORPORATED

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

BESSEMER TRUST COMPANY

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

BESSEMER TRUST COMPANY OF FLORIDA

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

BESSEMER TRUST COMPANY OF DELAWARE, N.A.

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

BESSEMER TRUST COMPANY, N.A.

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

BESSEMER INVESTMENT MANAGEMENT, LLC

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

CUSIP No. 464289180	13G	Page 14 of 14

OLD WESTBURY LARGE CAP STRATEGIES FUND BY: BESSEMER INVESTMENT MANAGEMENT, LLC, its Investment Adviser

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

OW (CAYMAN) LARGE CAP STRATEGIES SP BY: BESSEMER TRUST COMPANY, N.A., its Investment Adviser

By:	/s/ Yvette M. Garcia
Name:	Yvette M. Garcia
Title:	Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.